UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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LSB Industries, Inc.
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LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, Oklahoma 73101
FAX: (405) 235-5067

Notice of Special Meeting of Stockholders
To Be Held March 6, 2007

To the Stockholders of
LSB Industries, Inc.

The Special Meeting of the Stockholders of LSB Industries, Inc. (“LSB”, “we”, “our” or “us”) will take place at our offices located at 16 S. Pennsylvania Avenue, Oklahoma City, Oklahoma, on Tuesday, March 6, 2007, at 11:30 a.m. (CDT), for the purpose of considering and acting upon the following matters:

(1)	Approval of two amendments to the Certificate of Designations of our $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2; and

(2)	Any other business which properly may come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on January 23, 2007, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the Special Meeting.

To ensure the presence of a quorum at the Special Meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors

David M. Shear
Secretary

Oklahoma City, Oklahoma
February __, 2007

LSB INDUSTRIES, INC.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, OK 73101

SPECIAL MEETING OF STOCKHOLDERS
March 6, 2007

The accompanying proxy and this proxy statement have been prepared by LSB Industries, Inc.’s (“LSB”, “we”, “our” or “us”) management for our Board of Directors. Your proxy is being solicited by the Board of Directors for use at a special meeting of stockholders to be held on Tuesday, March 6, 2007 at 11:30 a.m. at our offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This proxy statement contains information about the matters to be considered at the special meeting or any adjournments or postponements of the special meeting. This proxy statement is first being mailed to stockholders, on or about February ___, 2007.

ABOUT THE SPECIAL MEETING

What is being considered at the meeting?

You will be voting:

●         To approve two amendments (the “Amendments”) to our Certificate of Designations for our $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”) as described in this proxy statement. The Amendments generally provide as follows:

(a)
the first Amendment permits us and our subsidiaries, during the period that cumulative accrued and unpaid dividends exist on our Series 2 Preferred, to purchase, redeem, or otherwise acquire shares of our common stock for a period of five years from the date of completion of an exchange or tender offer by the Company after January 1, 2007, for at least 180,000 shares of the outstanding Series 2 Preferred; and

(b)
the second Amendment provides that the current right of the holders of Series 2 Preferred to elect two directors to our board when at least six quarterly dividends on the Series 2 Preferred are in arrears and unpaid may be exercised only if and so long as at least 140,000 shares of Series 2 Preferred are issued and outstanding.

●         To transact such other and further business as may properly come before the meeting.

Who is soliciting your proxy?

Your proxy is being solicited by our Board of Directors.

How do I vote?

You can vote either by attending the meeting and voting at the meeting or by completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by signing another proxy with a later date and returning it to us prior to the meeting or by voting in person at the meeting.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to the proposal, your proxy will be voted “FOR” the Amendments.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is UMB Bank, n.a., P.O. Box 410064, Kansas City, Missouri 64141 whose phone number is (800) 821-2171.

Will my shares be voted if I do not provide my proxy?

No. If your shares are registered in your name, they will not be voted, unless you submit your proxy card or vote in person at the meeting. If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy or attending the meeting and voting at the meeting.

If your stock is held in your brokerage account, you can instruct your broker how your shares should be voted. If you fail to give your broker instructions, the broker will submit a “broker non-vote.” A broker non-vote is counted toward the shares needed for a quorum, but it is not counted in determining whether the proposal has been approved.

Are abstentions counted?

If you return a proxy card that indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the special meeting. Consequently, if you abstain from voting on a proposal, your abstention will have the same effect as a vote against the proposal.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, we must have a quorum. We will have a quorum, and be able to conduct the meeting, if a majority of our outstanding voting shares of common stock and voting preferred stock, and at least two-thirds of our outstanding Series 2 Preferred, as of January 23, 2007, are present at the meeting. Your shares will be counted as being present at the meeting if you attend the meeting or if you properly return a proxy by mail or if you fail to give your broker voting instructions and the broker votes your shares on any matter.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on January 23, 2007, which is the record date for determining who is eligible to vote at the special meeting.

As of the close of business on the record date, we had the following shares of common stock and preferred stock issued and outstanding:

(a)	16,696,960 shares of common stock (excluding 3,447,754 shares held in treasury), with each share entitled to one vote;

(b)	682.5 shares of Convertible Noncumulative Preferred Stock (“Noncumulative Preferred”), with each full share entitled to one vote and each half share entitled to one-half of one vote;

(c)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitled to one vote;

(d)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock ("Series D Preferred"), with each share entitled to .875 of one vote; and

(e)	499,102 shares of Series 2 Preferred (excluding 18,300 shares held in treasury), which is generally non-voting.

Shares of our Noncumulative Preferred, Series B Preferred and Series D Preferred are referred to as a “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class as to the Amendments. Since our Series 2 Preferred is generally a non-voting series of preferred stock, holders of our Series 2 Preferred will not vote with the holders of our common stock and voting preferred stock. The holders of our outstanding Series 2 Preferred, however, must vote separately as a class as to the Amendments.

What vote is required to approve the Amendments?

When the Certificate of Designations of the Series 2 Preferred was filed with the Delaware Secretary of State, under Delaware law it had the effect of amending our certificate of incorporation. As a result, approval of the Amendments constitutes an amendment to our certificate of incorporation. Thus, under Delaware law and the Certificate of Designations of the Series 2 Preferred, approval of the Amendments requires both the affirmative vote of a majority of the outstanding shares of our common stock and voting preferred stock, voting together as a class, and the affirmative vote of two-thirds of our outstanding shares of Series 2 Preferred voting separately as a class. See “Proposal - Vote Required.”

Who will count the votes?

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, and abstentions.

What is the deadline for submission of stockholder proposals?

If you wish to submit proposals to be included in our proxy statement for our 2007 Annual Meeting, we must receive such proposals at our principal executive offices not later than February 7, 2007. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. We suggest that you submit your proposals by registered mail, return receipt requested, attention: Secretary.

The deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is 50 days prior to the date of the 2007 Annual Meeting (or if we give less than 60 days notice of the date of the 2007 Annual Meeting, written notice of the proposal must be received not later than the close of business on the 10th day following the day on which we mail notice of, or publicly disclose, the date of the meeting). If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the meeting. We suggest that you submit your proposals by registered mail, return receipt requested, attention: Secretary.

Who is paying the cost of the meeting?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners. We have also retained and will pay for the services of Georgeson, Inc. to assist in the solicitation of proxies for a fee of $11,500, plus reasonable charges and out-of-pocket expenses incurred by them.

Shareholder List

A list of stockholders entitled to vote at the special meeting will be open to the examination of any stockholder for any purpose germane to the special meeting during ordinary business hours commencing 10 days before the special meeting. The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma.

Other Matters Brought Before the Meeting

The Board of Directors does not intend to bring any matter before the special meeting other than matters specifically referred to in the notice of the special meeting, nor does the Board of Directors know of any other matter that anyone else proposes to present for action at the special meeting. However, if any other matter is properly brought before the special meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the special meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matter.

PROPOSAL

AMENDMENTS TO OUR CERTIFICATE OF DESIGNATIONS FOR OUR $3.25 CONVERTIBLE EXCHANGEABLE CLASS C PREFERRED STOCK, SERIES 2

The Board of Directors has approved and is proposing to the stockholders two Amendments to the Certificate of Designations (the “Certificate”) of our Series 2 Preferred. The Amendments are being considered together as a single proposal. The Amendments generally provide as follows:

(a)
the first Amendment permits us and our subsidiaries during the period that cumulative accrued and unpaid dividends exist on our Series 2 Preferred to purchase, redeem, or otherwise acquire shares of our common stock for a period of five years from the date of completion of an exchange or tender offer by the Company occurring after January 1, 2007, for at least 180,000 shares of the outstanding Series 2 Preferred; and

(b)
the second Amendment provides that the current right of the holders of Series 2 Preferred to elect two directors to our board when at least six quarterly dividends on the Series 2 Preferred are in arrears and unpaid may be exercised only if and so long as at least 140,000 shares of Series 2 Preferred are issued and outstanding (excluding shares held by us or our subsidiaries in treasury).

First Amendment

The first proposed Amendment would revise the second paragraph of Section 3(a) of the Certificate to include a new last sentence. As amended, Section 3(a) would read as follows:

No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other Junior Stock or distributions of Rights, as defined below, shall be declared, paid or set apart for payment on, and, except as otherwise provided below in this Section 3(a), no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock (or any payment made in respect of or made available to a sinking fund for the redemption of any shares of Junior Stock) unless and until all cumulative and unpaid dividends on the Convertible Exchangeable Preferred Stock shall have been paid or declared and set apart for payment through the last dividend Due Date. Notwithstanding the foregoing, during the period that cumulative and unpaid dividends exists on the Convertible Exchangeable

Preferred Stock, the Corporation may purchase, redeem or otherwise acquire in any manner or for any reason any shares of Common Stock or other Junior Stock (including, but not limited to, pursuant to existing or future stock option plans or otherwise) for a period of five years from the completion of an exchange or tender offer by the Corporation occurring after January 1, 2007, for at least 180,000 outstanding shares of the Convertible Exchangeable Preferred Stock.

Second Amendment

The second proposed Amendment would (a) insert the words “if, and only so long as, at least 140,000 shares of Convertible Exchangeable Preferred Stock are issued and outstanding (excluding shares held in treasury),” at the beginning of the first sentence of Section 7(b) of the Certificate. As amended, Section 7(b) would read as follows:

If, and only so long as, at least 140,000 shares of Convertible Exchangeable Preferred Stock are issued and outstanding (excluding shares held in treasury), whenever dividends on the Convertible Exchangeable Preferred Stock shall be in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends (whether or not consecutive) (i) the number of members of the Board shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Exchangeable Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period that any dividends on the Convertible Exchangeable Preferred Stock remain in arrears.

The proposed Certificate of Amendment to the Certificate is attached as Exhibit A to this proxy statement.

The terms of the Series 2 Preferred, as well as our Series D Preferred and Series B Preferred, provide that dividends are cumulative. Dividends on our outstanding preferred stock are required to be paid only if and when declared by our Board of Directors. We have not paid dividends on our outstanding series of preferred stock for any period subsequent to January 1, 1999, except nominal dividends paid each quarter during 2006. As of December 31, 2006, there was an aggregate of approximately $14 million of cumulative accrued and unpaid dividends on our outstanding preferred stock, which includes approximately $12 million as to the Series 2 Preferred, approximately $1.7 million as to the Series B Preferred, and approximately $300,000 as to the Series D Preferred. None of the cumulative accrued and unpaid dividends have been declared payable by the Board of Directors. Although we do not anticipate paying all accrued and unpaid dividends on our outstanding preferred stock in the foreseeable future, we have paid nominal dividends on the preferred stock each quarter during 2006, and may continue to pay nominal dividends on our preferred stock from time to time, if the Board determines that our financial condition and requirements justify such dividends.

Purposes of Amendments

As further discussed below, the purposes of the Amendments are to:

•	permit us, if desired, to adopt a common stock repurchase program;
•	permit us to acquire shares of our common stock under the cashless exercise provisions of our stock option plans and outstanding warrants;
•	prohibit the holders of Series 2 Preferred from appointing two directors to our board if less than 140,000 shares of the Series 2 Preferred is outstanding; and

•	satisfy a condition precedent to the Jayhawk Group’s agreement to exchange or tender to us certain of its shares of Series 2 Preferred pursuant to the terms of the Jayhawk Agreement, described below.

The Amendments, if approved, would enable us to adopt a program to repurchase shares of the our common stock (which would be effected in accordance with applicable federal and state securities laws and regulations, including without limitation, Rule 10b-18 of the Securities Exchange Act of 1934) in the open market or through privately negotiated transactions if we deem that a repurchase program is advisable and in our best interest.

The ability to adopt a repurchase program could be beneficial to us because, under certain circumstances, a repurchase program would be expected to:

(a)	improve our operating performance on a per share basis,
(b)	enhance, in the long term, the market price per share of our common stock,
(c)	be a beneficial investment,
(d)	provide shares for reissuance in connection with employee stock option plans, thereby avoiding additional dilution, and/or
(e)	provide additional shares for future acquisitions involving the exchange of our common stock.

Accordingly, our Board of Directors believes that we and our stockholders would benefit if we have the ability, if desired, to adopt a program to repurchase shares of our common stock during the period that there is outstanding accrued and unpaid dividends on our outstanding preferred stock.

Under our existing stock option plans, certain options for the purchase of our common stock permit the holder of the option to pay the purchase price of the option by tendering to us shares of our common stock that are already owned by the holder. This is commonly referred to as a “cashless” exercise of a stock option. Since 1999, we have received 251,174 shares of our common stock from employees in payment of the exercise price under our stock option plans pursuant to the cashless exercise provisions of the plans.

A holder of our Series 2 Preferred has alleged that the receipt by us of common stock under the cashless exercise provisions of our stock option plans during the period that we had cumulative accrued and unpaid dividends on our Series 2 Preferred may constitute an “acquisition” of common stock that is prohibited under the Certificate. The second Amendment would clarify that receipt by the Company of common stock upon the cashless exercise of our outstanding stock options is not prohibited by the terms of the Certificate and would expressly permit such transactions during the period that cumulative accrued and unpaid dividends exist on our Series 2 Preferred for a period of five years after completion of a tender offer or exchange by the Company after January 1, 2006, of at least 180,000 shares of the outstanding Series 2 Preferred.

Although the loan agreements between our subsidiary, ThermaClime, Inc., and certain of ThermaClime’s subsidiaries (as borrowers) and their lenders, do not prohibit us from acquiring our common stock or entering into a repurchase program to acquire its common stock, such loan agreements do limit or prohibit ThermaClime and its subsidiaries from purchasing or acquiring our stock.

The Certificates of Designations for the Series B Preferred and Series D Preferred stock are not being amended at this time. Neither the Series B Preferred nor Series D Preferred prohibit us or our subsidiaries from purchasing, redeeming, or otherwise acquiring shares of our common stock, regardless of whether there are outstanding cumulative accrued and unpaid dividends on the Series B Preferred or the Series D Preferred. Accordingly, the Certificates of Designations for the Series B and the Series D

Preferred do not require an amendment to allow us or our subsidiaries to purchase shares of our common stock.

The second Amendment to the Certificate would limit the right of our Series 2 Preferred stockholders to elect two directors whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends to periods during which at least 140,000 shares of the Series 2 Preferred is issued and outstanding. We believe that if less than 140,000 shares of the original 920,000 shares of Series 2 Preferred remains issued and outstanding, representing only approximately 15% of the original issuance of the Series 2 Preferred, the then remaining holders of the Series 2 Preferred would be disproportionately represented on our board as compared to the owners of our common stock. If the second Amendment to the Certificate is approved, the remaining holders of the Series 2 Preferred would not be entitled to elect two directors to our Board and any directors previously elected by the Series 2 Preferred would be automatically removed, if and so long as less than 140,000 shares of Series 2 Preferred are outstanding.

The terms of the Series 2 Preferred currently provide that whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends:

•	the number of members of our Board of Directors shall be increased by two effective as of the time of election of such directors;

•
we shall, upon the written request of the record holders of at least 10% of the shares of Series 2 Preferred, call a special meeting of the Series 2 Preferred holders for the purpose of electing such two additional directors;

•	the Series 2 Preferred holders have the exclusive right to vote for and elect such two additional directors; and

•
the term of office of such directors will terminate immediately upon the termination of the right of the Series 2 Preferred holders to vote for such two additional directors, subject to the requirements of Delaware law.

In 2002, the holders of the Series 2 Preferred elected Grant J. Donovan and N. Allen Ford to serve as directors pursuant to the terms of the Series 2 Preferred, and each of them are currently serving as a member of our Board pursuant to such election. The Series 2 Preferred holders have the right to remove without cause at any time and replace either of the two directors that the Series 2 Preferred holders have elected.

In 1993, 920,000 shares of the Series 2 Preferred stock were sold by the Company. As a result of conversions of the Series 2 Preferred, exchanges of certain shares of Series 2 Preferred for our common stock, and acquisitions of the Series 2 Preferred by us and our subsidiaries, 499,102 shares of the Series 2 Preferred shares remain outstanding as of the record date. If we undertake a tender offer for shares of the Series 2 Preferred or determine to issue shares of our common stock in exchange for additional shares of Series 2 Preferred, each as described below under “Jayhawk Agreement,” and all shares of Series 2 Preferred that may be tendered or exchanged pursuant to the Jayhawk Agreement are tendered or exchanged, then 187,333 shares of Series 2 Preferred would remain outstanding, of which 23,083 shares would be owned by the Golsen Group (consisting of Jack E. Golsen, our Chairman of the Board and CEO, his wife, children, including, but not limited to, Barry H. Golsen, our President, and certain entities controlled by them) and 164,250 shares would be owned by the Jayhawk Group. See “Jayhawk Agreement.” Accordingly, as long as the Jayhawk Group continued to own at least 140,000 shares of the Series 2 Preferred, it would have the right to appoint two directors to our Board under the terms of the Certificate; as proposed to be amended.

Jayhawk Agreement

On November 10, 2006, we entered into an Agreement (the “Jayhawk Agreement”) with the “Jayhawk Group,” which consists of Kent C. McCarthy, Jayhawk Capital Management, L.L.C., Jayhawk Institutional Partners, L.P., and Jayhawk Investments, L.P. The Jayhawk Agreement provides that if we undertake, in our sole discretion, within one year from the date of the Jayhawk Agreement, a tender offer for, or exchange of, our Series 2 Preferred, that the Jayhawk Group will either exchange or deliver to us 180,450 of the 344,700 shares of Series 2 Preferred shares of the Series 2 Preferred owned by the Jayhawk Group for 1,335,330 shares of our common stock, based on 7.4 shares of common stock for each share of Series 2 Preferred surrendered to us in the transaction.

In connection with the contemplated exchange or tender offer, the Agreement further provides that the Jayhawk Group would waive its rights to all accrued and unpaid dividends on the Series 2 Preferred tendered or exchanged. As of the date of the Special Meeting, the accrued and unpaid dividend on the Series 2 Preferred will be $23.975 per share. Accordingly, if a tender offer or exchange is completed, the Jayhawk Group would waive a total of approximately $4.3 million in accrued and unpaid dividends on the 180,450 shares of Series 2 Preferred which would be surrendered to us.

The terms of Section 7(b) of the Certificate currently provided that, whenever dividends on the Series 2 Preferred are in arrears and unpaid in an amount equal to at least six quarterly dividends: (a) the number of members of our Board of Directors shall be increased by two; and (b) the Series 2 Preferred holders have the exclusive right to vote for and elect two additional directors until the payment of accrued and unpaid dividends on the Series 2 Preferred. In 2002, the holders of the Series 2 Preferred, including the Jayhawk Group, elected two directors pursuant to the terms of the Series 2 Preferred.

The Jayhawk Agreement further provides that any such exchange or tender offer would be subject to:

•	our receipt of a fairness opinion for the transaction;

•	the listing on the American Stock Exchange (“AMEX”) of the common stock to be issued in the transaction;

•	the approval by the holders of our common stock and Series 2 Preferred of the Amendments; and

•
the Golsen Group exchanging or tendering in connection with this transaction 26,467 shares of the 49,550 shares of Series 2 Preferred beneficially owned by them and waiving all accrued and unpaid dividends on the 26,467 shares (approximately $634,500) so tendered or exchanged.

As the beneficial and record holder of 344,700 shares of Series 2 Preferred, the Jayhawk Group has the power to vote 69.1% of the total votes held by all holders of Series 2 Preferred which is sufficient to approve the Amendments on behalf of the Series 2 Preferred.

In light of the Jayhawk Agreement and the transactions contemplated by the Jayhawk Agreement, we are considering, but have not made a final determination, to undertake a tender offer for all of the issued and outstanding shares of Series 2 Preferred, except as limited in the Jayhawk Agreement with respect to the Jayhawk Group and the Golsen Group. A tender offer for the Series 2 Preferred would be subject to the approval of our Board of Directors and the conditions set forth in the Jayhawk Agreement.

The Jayhawk Agreement was solicited by the Jayhawk Group and negotiated with the Jayhawk Group. Neither we nor any of member of the Jayhawk Group has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration in connection with the Agreement. If we elect to initiate an exchange or a tender offer, the transaction will be conducted under the exemption from registration provided by Section 3(a)(9) the Securities Act of 1933, as amended (the “Act”).

Vote Required

Approval of the Amendments requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our common stock and voting preferred stock (excluding the Series 2 Preferred), voting together as a class, as well as the affirmative vote of two-thirds of the Series 2 Preferred, voting separately as a class.

As of the record date, the Jayhawk Group owned of record 1,124,700 shares of our common stock, representing approximately 7.3% of our issued and outstanding shares of common stock, and 344,700 shares of the Series 2 Preferred, representing approximately 69.1% of our issued and outstanding shares of Series 2 Preferred. As of the record date, the Golsen Group owned of record 3,396,520 shares our of common stock, representing 20.3% of our issued and outstanding shares of common stock, 1,020,000 shares of voting preferred stock, representing 99.9% of the issued and outstanding voting preferred stock, and 49,550 shares of the Series 2 Preferred, representing approximately 9.9% of the issued and outstanding Series 2 Preferred. See “Principal Stockholders.”

The Golsen Group and the Jayhawk Group have each indicated that they will vote their shares of Series 2 Preferred, representing an aggregate of approximately 78.99% of the issued and outstanding Series 2 Preferred, “FOR” the Amendments. As a result, the Series 2 Preferred, voting as a class, will approve Amendments.

Together, the Golsen Group and the Jayhawk Group possessed, as of the record date, the power to vote approximately 31.4% of our issued and outstanding shares of our common stock and voting preferred stock entitled to vote at the special meeting (which excludes the Series 2 Preferred). The Golsen Group and the Jayhawk Group have each indicated that they will vote their respective shares of common stock and voting preferred stock “FOR” approval of the Amendments.

Stockholders should complete the Proxy as to the proposed Amendments, even if they own common stock, Series 2 Preferred, or any other series of preferred stock.

The Board of Directors Recommends that Stockholders Vote “FOR”
the Amendments to the Series 2 Preferred Certificate

PRINCIPAL STOCKHOLDERS

Our common stock is listed on the American Stock Exchange. The following table shows the total number and percentage of the outstanding shares of our voting common stock and voting preferred stock beneficially owned as of the close of business on December 15, 2006, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to have beneficial ownership of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of our common stock which the person could acquire within 60 days of December 15, 2006.

Because of the requirements of the Securities and Exchange Commission (“SEC”) as to the method of determining the amount of shares an individual or entity may beneficially own, the amounts shown below for an individual or entity may include shares also considered beneficially owned by others.

	Common Stock		Voting Preferred Stock(10)		Series 2 Preferred
Name of Beneficial Owner	Number of Shares(1)	Percentage of Class+	Number of Shares(1)	Percentage of Class+	Number of Shares(1)	Percentage of Class+
Jack E. Golsen and members of his family (2)(3)(4)(5)(6)	4,820,688	26.6%	1,020,000 (10)	99.9%	49,550	9.9%
Kent C. McCarthy & affiliates (7)	2,970,656	16.1%	-	-	344,700	69.1%
Paul J. Denby (8)	1,270,400	7.6%	-	-	-	-
James W. Sight (9)	966,320	5.8%	-	-	-	-

+ Because of the requirements of the Securities and Exchange Commission as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of December 15, 2006, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1) This information with respect to beneficial ownership is based on information furnished by the above-named individuals or entities or contained in filings made with the SEC or our records.

(2) Includes Jack E. Golsen and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (a Director and our Vice Chairman of the Board of Directors and President); son, Steven J. Golsen (executive officer of several of our subsidiaries); and daughter, Linda F. Rappaport. The address of Jack E. Golsen, Sylvia H. Golsen, Barry H. Golsen, and Linda F. Rappaport is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen's address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179.

(3) Includes (a) the following shares over which Jack E. Golsen ("J. Golsen") has the sole voting and dispositive power: (i) 25,000 shares that he owns of record, (ii) 4,000 shares that he has the right to acquire upon conversion of a promissory note, (iii) 133,333 shares that he has the right to acquire upon the conversion of 4,000 shares of LSB's Series B Preferred owned of record by a trust, of which he is the sole trustee, (iv) 93,529 shares owned of record by a trust, of which he is the sole trustee, and (v) 176,500 shares that he has the right to acquire within the next 60 days under LSB's stock option plans; (b) 838,747 shares owned of record by a trust, of which Sylvia H. Golsen is the sole trustee, over which she and her husband, J. Golsen share voting and dispositive power; (c) 311,639 shares over which Barry H. ("B. Golsen") has the sole voting and dispositive power, 533 shares owned of record by B. Golsen's wife, over which he shares the voting and dispositive power, and 66,250 shares that he has the right to acquire within the next 60 days under LSB's stock option plans; (d) 248,915 shares over which Steven J. Golsen ("S. Golsen") has the sole voting and dispositive power and 46,250 shares that he has the right to acquire within the next 60 days under LSB's stock option plans; (e) 195,406 shares held in trust for the grandchildren and great grandchild of J. Golsen and Sylvia H. Golsen of which B. Golsen, S. Golsen and Linda F. Rappaport ("L. Rappaport") jointly share voting and dispositive power; (f) 82,552 shares owned of record by L. Rappaport over which she has sole voting and dispositive power; (g) 1,512,099 shares owned of record by SBL Corporation ("SBL"), 39,177 shares that SBL has the right to acquire upon conversion of 9,050 shares of Series 2 Preferred; 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, and 250,000 shares that SBL has to right to acquire upon conversion of 1,000,000 shares of Series D Preferred owned of record by SBL and (h) 88,100 shares owned of record by Golsen Petroleum Corporation ("GPC"), which is a wholly-owned subsidiary of SBL, 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC and 175,325 shares that GPC has the right to acquire upon conversion of 40,500 shares of Series 2 Preferred owned of record by GPC. SBL is wholly-owned by Sylvia H. Golsen (40% owner), B. Golsen (20% owner), S. Golsen (20% owner), and L. Rappaport (20% owner) and, as a result, SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power of the shares beneficially owned by SBL. SBL's address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(4) Includes: (a) 4,000 shares of Series B Preferred owned of record by a trust, of which J. Golsen is the sole trustee, over which he has the sole voting and dispositive power; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by SBL's wholly-owned subsidiary, GPC, over which SBL, J. Golsen, Sylvia H. Golsen, B. Golsen, S. Golsen, and L. Rappaport share the voting and dispositive power and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

(5) Does not include 70,200 shares of our common stock that L. Rappaport's husband owns of record and 185,000 shares which he has the right to acquire within the next 60 days under our stock option plans, all of which L. Rappaport disclaims beneficial ownership. Does not include 263,320 shares of common stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen, and L. Rappaport over which B. Golsen, S. Golsen and L. Rappaport have no voting or dispositive power. Heidi Brown Shear, our Vice President and Managing Counsel, the niece of J. Golsen, the wife of David M. Shear, our Senior Vice President and General Counsel, and daughter of Dr. Robert C. Brown, a director of our Company, is the Trustee of each of these trusts.

(6) J. Golsen disclaims beneficial ownership of the shares that B. Golsen, S. Golsen, and L. Rappaport each have the sole voting and investment power over as noted in footnote (3) above. B. Golsen, S. Golsen, and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has the sole voting and investment power over as noted in footnotes (3) and (4) and the shares owned of record by Sylvia H. Golsen. Sylvia H. Golsen disclaims beneficial ownership of the shares that J. Golsen has the sole voting and dispositive power over as noted in footnotes (3) and (4) above.

(7) Kent C. McCarthy, manager of Jayhawk Capital Management, L.L.C. ("Jayhawk"), a Delaware limited liability company and investment advisor, is deemed to beneficially own 2,970,656 shares of our common stock (which includes 1,492,206 shares of common stock receivable upon conversion of 344,700 shares of our Series 2 Preferred, 112,500 shares of common stock that may be acquired upon exercise of warrants, and 141,250 shares of common stock that may be acquired upon conversion of $1 million principal amount of our 7% Convertible Senior Subordinated Debentures due 2011. This number of shares includes the shares Mr. McCarthy personally owns, as well as the shares he controls as manager and sole member of others within the Jayhawk Group. As manager and the principal owner of the entities within the Jayhawk Group, Mr. McCarthy has sole voting and dispositive power over the common stock beneficially owned by the Jayhawk Group. Mr. McCarthy disclaims beneficial ownership of all of our securities held by the Jayhawk Group other than his personal holdings of 171,000 shares of common stock held through a revocable trust and 103,030 shares of common stock issuable upon conversion of 23,800 shares of Series 2 Preferred held by him. Mr. McCarthy’s address is 8201 Mission Road, Suite 110, Prairie Village, Kansas 66208.

(8) Paul J. Denby advised LSB that he has voting and dispositive power over 1,270,400 shares of common stock. This number of shares includes 53,400 shares beneficially owned by Mr. Denby’s spouse over which Mr. Denby shares voting and dispositive power. Mr. Denby’s address is 4613 Redwood Court, Irving, Texas 75038.

(9) James W. Sight has sole voting and dispositive power over these shares of our common stock. Mr. Sight's address is 2100 Brookwood, Mission, Kansas 66208.

(10) Includes 20,000 shares of Series B Preferred, with each share entitled to one vote, and 1,000,000 shares of Series D Preferred, with each share entitled to .875 votes. The voting preferred stock, and our common stock vote together as a single class.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information obtained from our directors and executive officers and our directors and executive officers as a group as to their beneficial ownership of our voting common stock and voting preferred stock as of December 15, 2006.

	Common Stock		Voting Preferred Stock		Series 2 Preferred
Name of Beneficial Owner	Number of Shares(1)	Percentage of Class+	Number of Shares(1)	Percentage of Class+	Number of Shares(1)	Percentage of Class+
Raymond B. Ackerman(2)	21,000	*	--	--	--	--
Robert C. Brown, M.D.(3)	208,329	1.2%	--	--	--	--
Charles A. Burtch(4)	15,000	*	--	--	--	--
Grant J. Donovan(5)	42,951	*	--	--	6,988	1.4%
N. Allen Ford(6)	1,432	*	--	--	100	*
Barry H. Golsen(7)	3,169,462	17.8%	1,016,000	99.5%	49,550	9.9%
Jack E. Golsen(8)	3,869,143	21.5%	1,020,000	99.9%	49,550	9.9%
David R. Goss(9)	263,641	1.6%	--	--	--	--
Bernard G. Ille(10)	45,000	*	--	--	--	--
Donald W. Munson(11)	16,432	*	--	--	100	*
Horace G. Rhodes(12)	20,000	*	--	--	--	--
Tony M. Shelby(13)	305,421	1.8%	--	--	3,500	*
John A. Shelley	--	--	--	--	--	--
Directors and Executive Officers as a group number(14) (15 persons)	5,731,885	30.7%	1,020,000	99.9%	60,238	12.1%

* Less than 1%.

+ See footnote + of the table under “Principal Stockholders.”

(1) The above information, with respect to beneficial ownership, is based on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.

(2) This amount includes the following shares over which Mr. Ackerman shares voting and dispositive power: (a) 2,000 shares held by Mr. Ackerman's trust, and (b) 4,000 shares held by the trust of Mr. Ackerman's wife. The remaining 15,000 shares of common stock included herein are shares that Mr. Ackerman may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(3) The amount shown includes 15,000 shares of common stock that Dr. Brown may acquire pursuant to currently exercisable non-qualified stock options granted to him by the Company. The shares, with respect to which Dr. Brown shares the voting and dispositive power, consists of 122,516 shares owned by Dr. Brown's wife, 50,727 shares owned by Robert C. Brown, M.D., Inc., a corporation wholly-owned by Dr. Brown, and 20,086 shares held by the Robert C. Brown M.D., Inc. Employee Profit Sharing Plan, of which Dr. Brown serves as the trustee. The amount shown does not include 263,320 shares owned directly, or through trusts, by the children and son-in-law (David M. Shear, our Senior Vice President and General Counsel) of Dr. Brown, all of which Dr. Brown disclaims beneficial ownership.

(4) Mr. Burtch has sole voting and dispositive power over these shares, which may be acquired by Mr. Burtch pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(5) The amount includes (a) 42,451 shares of common stock, including 30,251 shares that Mr. Donovan has the right to acquire upon conversion of 6,988 shares of Series 2 Preferred, over which Mr. Donovan has the sole voting and dispositive power, and (b) 500 shares owned of record by Mr. Donovan’s wife, voting and dispositive power of which are shared by Mr. Donovan and his wife.

(6) Mr. Ford and his wife share voting and dispositive over these shares, which include (a) 1,000 shares of common stock and (b) 432 shares of common stock that Mr. Ford has the right to acquire upon conversion of 100 shares of Series 2 Preferred.

(7) See footnotes (3), (4), (5), and (6) of the table under “Principal Stockholders” for a description of the amount and nature of the shares beneficially owned by B. Golsen, including shares he has the right to acquire within 60 days.

(8) See footnotes (3), (4), (5), and (6) of the table under “Principal Stockholders” for a description of the amount and nature of the shares beneficially owned by J. Golsen, including the shares he has the right to acquire within 60 days.

(9) Mr. Goss has the sole voting and dispositive power over these shares, which include 115,000 shares that Mr. Goss has the right to acquire within 60 days pursuant to options granted under our stock option plans.

(10) The amount includes (a) 15,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (b) 30,000 shares owned of record by Mr. Ille's wife, voting and dispositive power of which are shared by Mr. Ille and his wife.

(11) Mr. Munson has the sole voting and dispositive power over these shares, which include (a) 432 shares of common stock that Mr. Munson has the right to acquire upon conversion of 100 shares of Series 2 Preferred and (b) 15,000 shares that Mr. Munson may purchase pursuant to currently exercisable non-qualified stock options.

(12) Mr. Rhodes has sole voting and dispositive power over these shares, which include 15,000 shares that may be acquired by Mr. Rhodes pursuant to currently exercisable non-qualified stock options granted to him by the Company.

(13) Mr. Shelby has the sole voting and dispositive power over these shares, which include 115,000 shares that Mr. Shelby has the right to acquire within 60 days pursuant to options granted under our stock option plans and 15,151 shares that Mr. Shelby has the right to acquire upon conversion of 3,500 shares of Series 2 Preferred.

(14) The amount shown includes 778,294 shares of our common stock that executive officers, directors, or entities controlled by our executive officers and directors have the right to acquire within 60 days.

OTHER MATTERS

Our Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this proxy statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document we have filed separately with the SEC . The information incorporated by reference is considered a part of this proxy statement, except for any information superseded by information contained in this proxy statement.

This proxy statement incorporates by reference the following information:

1.	Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the year ended December 31, 2005, filed March 31, 2006; and

2.	Items 1, 2 and 3 of Part I of our Quarterly Report on Form 10-Q for the period ended September 30, 2006, filed with the SEC on November 8, 2006.

Any information incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 100 Fifth Street, N.E., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

In addition, the documents incorporated by reference into this proxy statement are available from the Company upon request. We will provide to you a copy of any and all of the information that is incorporated by reference in this proxy statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement), without charge, upon written or oral request. You should make any request for documents by March 1, 2007, to ensure timely delivery of the documents.

Requests for documents relating to the Company should be directed to:

Director - Communications Department
c/o LSB Industries, Inc.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, Oklahoma 73101

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

By Order of the Board of Directors,
David M. Shear
Secretary and General Counsel
February __, 2007

Exhibit "A"

Certificate of Amendment
of the
Certificate of Designations of the
$3.25 Convertible Exchangeable Class C Preferred Stock, Series 2

____________________________________________

To:         Secretary of State
State of Delaware

LSB Industries, Inc., a Delaware corporation (the "Company"), for the purpose of amending its Restated Certificate of Incorporation by amending the Certificate of Designations of the $3.25 Convertible Exchangeable Class C Stock, Series 2 (the "Certificate of Designations"), as provided by Section 242 of the Delaware General Corporation Law, hereby certifies:

1. The Certificate of Designations was originally filed with the Secretary of State on May 21, 1993.

2. The second paragraph of Section 3(a) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other Junior Stock or distributions of Rights, as defined below, shall be declared, paid or set apart for payment on, and, except as otherwise provided below in this Section 3(a), no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock (or any payment made in respect of or made available to a sinking fund for the redemption of any shares of Junior Stock) unless and until all cumulative and unpaid dividends on the Convertible Exchangeable Preferred Stock shall have been paid or declared and set apart for payment through the last dividend Due Date. Notwithstanding the foregoing, during the period that cumulative and unpaid dividends exists on the Convertible Exchangeable Preferred Stock, the Corporation may purchase, redeem or otherwise acquire in any manner or for any reason any shares of Common Stock or other Junior Stock (including, but not limited to, pursuant to existing or future stock option plans or otherwise) for a period of five years from the completion of an exchange or tender offer by the Corporation occurring after January 1, 2007, for at least 180,000 outstanding shares of the Convertible Exchangeable Preferred Stock.

3. The first sentence of the first paragraph of Section 7(b) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

If, and only so long as, at least 140,000 shares of Convertible Exchangeable Preferred Stock are issued and outstanding (excluding shares held in treasury), whenever dividends on the Convertible Exchangeable Preferred Stock shall be in arrears and unpaid, whether or not declared, in an amount equal to at least six quarterly dividends (whether or not consecutive) (i) the number of members of the Board shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Exchangeable Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period that any dividends on the Convertible Exchangeable Preferred Stock remain in arrears.

4. No other provisions of the Certificate of Designations or the Restated Certificate of Incorporation of the Company are amended or changed by this Amendment.

5. At a meeting of the Board of Directors held on the 9th day of January 2007, a resolution was duly adopted setting forth the foregoing proposed amendment declaring such amendment to be advisable and setting a Special Meeting of Stockholders of the Company for consideration thereof.

6. Thereafter, pursuant to said resolution of its Board of Directors, the Special Meeting of Stockholders of the Company was duly called and held on March 23, 2007, at which meeting the necessary number of shares as required by statute and the Certificate of Designations were voted in favor of such amendment.

Such Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

In Witness Whereof, the undersigned does cause this Certificate to be signed by its President and attested by its Secretary this ___ day of _________ 2007.

                          LSB Industries, Inc., a Delaware corporation

Attest:

__________________    _________________________
David M. Shear, Secretary    Jack E. Golsen, Chief Executive Officer

2

ANNEX “A”

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LSB INDUSTRIES, INC.

16 South Pennsylvania Avenue
Oklahoma City, Oklahoma 73107

        JACK E. GOLSEN and TONY M. SHELBY, or either of them, with the power of substitution, are hereby authorized to represent the undersigned at the Special Meeting of Stockholders to be held at the principal offices of LSB Industries, Inc. (the “Company”) located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, on March 23, 2007, at 11:00 a.m., local time, and any adjournments thereof, on the matters printed on the reverse side. In such capacity, they or either or any of them, may vote (a) all shares of the Company’s Common Stock, Convertible Noncumulative Preferred Stock, 12% Series B Cumulative Convertible Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as single class, and (b) all shares of the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”) which votes separately as a class, all as held by the undersigned, as designated on the reverse side.

1. PROPOSAL - TO AMEND THE CERTIFICATE OF DESIGNATIONS OF THE SERIES 2 PREFERRED TO:

(a)
Permit the Company and its subsidiaries during the period that cumulative accrued and unpaid dividends exist on the Series 2 Preferred to purchase, redeem, or otherwise acquire shares of our common stock for a period of five years from the date of completion of an exchange or tender offer by the Company occurring after January 1, 2007, for at least 180,000 shares of the outstanding Series 2 Preferred; and

(b)
Provide that the current right of the holders of Series 2 Preferred to elect two directors to the Company’s board of directors when at least six quarterly dividends on the Series 2 Preferred are in arrears and unpaid may be exercised only if and so long as at least 140,000 shares of Series 2 Preferred are issued and outstanding (excluding shares held by the Company or its subsidiaries).

[   ] FOR         [   ] AGAINST        [   ] ABSTAIN

The Board of Directors recommends a vote “FOR” the Proposal.

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned is hereby revoking any proxy previously given in respect of the shares represented by this Proxy.

(See reverse side)
3

If this Proxy is signed and returned with no direction indicating how the shares represented by this Proxy are to be voted, this Proxy will be voted FOR Proposal 1 above.

Please sign exactly as your name appears below, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If joint tenants, both persons should sign.

___________________, 2007
Date

_________________________________
Name of Shareholder (Please Print)

_________________________________
New Address (Street, City, State)

_________________________________
Signature and Title

_________________________________
Signature and Title